Exhibit 99.1

Contact:	Patty Nowack

Janice Monahan

480/693-5729

media.relations@americawest.com

FOR IMMEDIATE RELEASE:	Wednesday, March 20, 2001

AMERICA WEST RELEASES FINANCIAL AND OPERATING DATA

         PHOENIX — America West Holdings Corporation (NYSE:AWA), parent company of America West Airlines, Inc., today released certain data regarding special charges that it will report with its first quarter 2002 results as well as capacity and expense expectations for the full year 2002.

         The potential for special charges had previously been indicated in a Form 8-K filed on January 31, 2002. Capacity and expense expectations for 2002 had previously been disclosed as part of the 7-Year Plan included in a Form 8-K filed on December 18, 2001.

Adoption of FAS 142 and ERV Impairment

         The most significant charge will be a write-down of its Excess Reorganization Value (ERV) account per FAS 142, a new accounting standard that addresses goodwill and other intangible assets. The provisions of FAS 142 require that ERV be tested for impairment at least annually and written down as necessary.

         America West’s ERV account was established in 1994 as part of a company restructuring and carried a balance of $272 million as of December 31, 2001. In accordance with FAS 142, America West will no longer record ERV amortization expense of approximately $20 million per year. America West estimates that an amount ranging from $100 million to the entire $272 million ERV balance will be impaired and written off upon adoption of FAS 142 in the first quarter of 2002. The actual amount of the write-down will be determined by an independent valuation of the company which will be completed after March 31, 2002.

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AMERICA WEST RELEASES FINANCIAL AND OPERATING DATA / 2

Asset Impairment

         America West estimates that it will realize additional special charges of up to $60 million for the impairment of various assets. These impairment losses have mostly resulted from the events of September 11 and are predominantly driven by a reduction in value for owned aircraft.

Restructuring/Other Expenses

         America West expects to announce up to $15 million in special charges primarily related to the restructuring it finalized on January 18, 2002. These charges include fees, losses on sales of assets, and employee severance expenses.

Capacity

         America West currently expects to increase its capacity by 0-2% for the full year 2002 versus 2001, less than the 3% estimated in the Form 8-K filed on December 18, 2001. Its fourth quarter 2002 capacity will approximately equal that for the first quarter of 2001.

1Q:	(16)–(14)%

2Q:	(3)– (1)%

3Q:	6 – 8%

4Q:	19 - 21%

Full Year:	0 - 2%

Fuel Price

         America West currently forecasts fuel prices, using the 12 month NYMEX heating oil futures curve, as adjusted for hedge transactions. Currently forecasted fuel prices, excluding taxes, are as follows:

1Q:	62-66 cents

2Q:	68-72 cents

3Q:	69-73 cents

4Q:	71-75 cents

Full Year:	68-72 cents

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AMERICA WEST RELEASES FINANCIAL AND OPERATING DATA / 3

Operating CASM Excluding Fuel and Special Charges

         America West expects its unit cost excluding fuel and special charges to increase by 6-8% in the first quarter of 2002 versus the first quarter of 2001 due to the large year-over-year decrease in capacity. For the year, America West forecasts its unit cost excluding fuel and special charges to decrease by 3-5% versus 2001. This is less than the 5-6% decrease that was estimated in the 7-Year Plan due to higher-than-anticipated insurance, security, and airport costs.

Warrants

         As partial compensation to secure a $429 million stabilization loan in January, America West issued warrants to acquire 22.6 million shares of America West stock at $3 per share. The value of these warrants will be amortized over the seven year life of the loan as non-cash interest expense using the effective interest rate method. America West expects non-cash interest expense to be $8-10 million in 2002. The warrants are reflected on America West’s balance sheet as equity and thus will not be marked to market.

         America West Holdings Corporation is an aviation and travel services company. Wholly owned subsidiary America West Airlines is the nation’s eighth largest carrier serving 88 destinations in the U.S., Canada and Mexico. The Leisure Company, also a wholly owned subsidiary, is one of the nation’s largest tour packagers.

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. The risks and uncertainties include, but are not limited to, the aftermath of the September 11 terrorist attacks, the resulting negative impacts on revenues due to airport closures and reduced demand for air travel, increased costs due to enhanced security measures and related government directives, the ability of the company to obtain sufficient additional financing if necessary to survive the adverse economic effects following the September 11 attacks, limitations on financing flexibility due to high levels of debt, financial and other covenants in debt instruments and cross default provisions and the potential dilutive impact of the warrants and convertible notes issued in connection with the term loan and related transactions, the cyclical nature of the airline industry, competitive practices in the industry, the impact of changes in fuel prices, relations with unionized employees generally and the impact of the process of negotiation of labor contracts on the company’s operations, the outcome of negotiations of collective bargaining agreements and the impact of these agreements on labor costs, the impact of industry regulations and other factors described from time to time in the company’s publicly available SEC reports. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.